AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 7th day of January, 2010 and is

BETWEEN:	SOLAR ENERTECH CORP., a company incorporated under the laws of the State of Delaware and having a business address at 444 Castro Street, Suite #707,
Mountain View, CA, 94041 (the “Company”)

AND:	STEVE MAO YE, an accountant (the “CFO”).

A.	The Company is a company incorporated under the laws of the State of Delaware;

B.	The Company is in the business of manufacturing, distributing and selling solar energyrelated products;

C.	The Company requires a person to act as its Chief Financial Officer and, in addition to this, provide other management services;

D.	The Company wishes to retain the services of the CFO on the terms and conditions of this Agreement;

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF CHIEF FINANCIAL OFFICER

1.01	APPOINTMENT OF CHIEF FINANCIAL OFFICER

This Agreement confirms the employment of Steve Mao Ye as its Chief Financial Officer to perform certain services for the benefit of the Company on the terms and conditions herein set forth.

1.02	AUTHORITY OF CFO

The CFO shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any material manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the President of the Company or the Board of Directors of the Company (the “Board”).

1.03	CFO’S WARRANTIES

The CFO represents and warrants that he will provide competent management; that he has the qualifications, experience and capabilities necessary to carry out the Services (as defined in Section 2.02 below) to be performed hereunder; and that the Services will be performed in a competent and efficient manner.

ARTICLE 2
CFO’S AGREEMENTS

2.01	ROLE OF CFO

The CFO will undertake all activities which will further and enhance the business and affairs of the Company as he is directed by the Board.  For purposes of this Agreement, “Company” means the Company and all of its subsidiaries and affiliates.  The CFO acknowledges that the Company initially has limited personnel and resources, and that the CFO will be requested to undertake activities which will be outside the general nature of work ordinarily performed by a Chief Financial Officer of a corporation.

The CFO, at the expense of and on behalf of the Company, shall:

(a)	make and implement or cause to be implemented all lawful decisions of the President of the Company and the Board in accordance with and as limited by this Agreement;

(b)	at all times be subject to the direction of the President of the Company and the Board and keep the Board informed as to all material matters concerning the CFO’s activities; and

(c)
at all times faithfully and industriously perform to the best of the CFO’s ability all of the duties that may be required of the CFO pursuant to the terms of this Agreement.  The Company shall be entitled to all benefits or profits arising from or incidental to all work and services performed by the CFO on behalf of the Company hereunder.  The CFO agrees to devote as much of his business time, skills and energy to the business of the Company as needed to properly perform the functions of CFO.

2.02	MANAGEMENT ACTIVITIES

In carrying out its obligations under this Agreement, the CFO shall undertake all activities necessary to develop the business of the Company including those activities described in Section 2.01 hereof and including the following: overseeing, coordinating and supervising the preparation and audit of the Company's financial statements, overseeing and supervising the preparation of the Company's financial statement filings in accordance with applicable rules under the Securities Exchange Act of 1934 and acting as the liaison and contact person for outside counsel and audit staff on all matters concerning the preparation, filing and audit of the Company's financial statements (collectively, the “Services”).

The CFO acknowledges that the Company is a reporting issuer under the laws of the United States of America and that any funds received as subscriptions or sales revenues of the Company’s products must be fully accounted for in a manner in accordance with US GAAP, the U.S. securities laws, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder.  The CFO agrees that he will make all reasonably necessary efforts to ensure that the management of the Company, and the accounting for it, is in accordance with US GAAP principles.

The Services will be delivered and performed primarily in Shanghai, PRC and at the Company's offices in Shanghai, PRC.

2.03	AUTHORITY OF CFO

The Company hereby authorizes the CFO, subject to the other provisions of this Agreement, to do all lawful acts and things as the CFO may in its discretion deem necessary or desirable to enable the CFO to carry out its duties hereunder, and hereby grants the CFO the inherent authority to undertake all such lawful activities as a CFO normally has.

2.04	LIMITATION OF CFO’S OBLIGATIONS

Notwithstanding anything in this Agreement, the CFO shall not be required to expend his own money or to incur any liabilities, obligations, costs, dues or debts and all money necessary to carry out his duties under this Agreement shall be provided by the Company to the CFO forthwith upon the CFO’s request.

The engagement of the CFO by the Company will be exclusive.

2.05	RELATIONSHIP

The parties confirm the CFO will be a full-time at-will employee of the Company and will be subject to the control and direction of the President of the Company and the Board, and that income tax deductions and other deductions will be made by the Company where necessary.

ARTICLE 3
COMPANY’S AGREEMENTS

3.01	COMPENSATION OF CFO

As compensation for the services rendered by the CFO pursuant to this Agreement, the Company agrees to pay the CFO an annual salary of RMB￥600,000 (the “Salary”).  The CFO’s Salary shall increase to RMB￥672,000 per annum in the event the Company is profitable (on a cash basis) for each of the quarters ending March 30, 2010 and June 30, 2010 as evidenced by its filings on Form 10-Q with the Securities and Exchange Commission for such quarters, which increase shall take effect upon the filing of the Form 10-Q for the quarter ending June 30, 2010.  The Salary shall be payable on or before the first day of each month, or if a Saturday, Sunday or holiday, the preceding business day.  Salary adjustments for future years shall be determined by the Board in its sole and exclusive discretion.

The CFO may be granted portion(s) of Restricted Stock as may be forfeited by departed or departing management members from time to time as determined by the Board in its sole and exclusive discretion.  The CFO may also be granted an option to purchase additional shares of the Company’s common stock as approved by the Compensation Committee of the Board.  The new option grant shall vest over four (4) years, with 25% of the shares vesting each year.

The CFO shall be entitled to two weeks paid vacation for every twelve months worked under this Agreement.

3.02	REIMBURSEMENT OF EXPENSES

The Company shall only be obligated to pay or reimburse the CFO for the normal and usual expenses of managing the Company as provided herein, including, without any limitation, any other expenses as set out herein.  In the event of a dispute between the CFO and the Company regarding the amount set out in the statement of expenses the Company will nevertheless be obligated to pay the amount set out herein to the CFO, and the Company may then refer the matter to arbitration as provided for herein.

3.03	ACCESS TO COMPANY INFORMATION

The Company shall make available to the CFO such financial information and data and shall permit the CFO, to have access to such documents or premises as are reasonably necessary to enable his to perform the services provided for under this Agreement, subject to Article 5.

3.04	INDEMNITY BY COMPANY

The Company agrees to indemnify, defend and hold harmless the CFO from and against any and all claims, demands, losses, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly, in whole or in part, out of any matter related to any action taken by the CFO within the scope of his duties or authority hereunder, excluding only such of the foregoing as arise from the fraudulent, negligent, or wilful act or omission of the CFO and the provisions hereof shall survive termination of this Agreement.  Nothing in the paragraph may be construed to commit the Company to indemnify the CFO or provide insurance where such an act is prohibited by statutory, legal or regulatory requirements.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.01	EFFECTIVE DATE

This Agreement shall become effective as of the day and year first written above and shall remain in force on an at-will basis, until terminated in accordance with Section 4.02 below.  This Agreement replaces and supersedes any oral or written agreement regarding the terms of the CFO’s employment.

4.02	TERMINATION

This Agreement may be terminated by either party at any time with or without cause by giving the other party written notice of such termination.

The CFO understands that his employment is at-will and that there is no obligation for the Company to continue to employ the CFO for any specific period of time, or in any specific role or geographic location.

4.03	DUTIES UPON TERMINATION

Upon termination of this Agreement for any reason, the CFO shall promptly deliver the following:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b)
all documents pertaining to the Company or this Agreement, including but not limited to all books of account, financial records, audit working papers, correspondence and contracts, invoices, sales records, inventory records and financial data in electronic form provided; and

(c)	all property of the Company, including product inventory, which is in his possession or the possession of his family, associates and affiliates.

Upon termination, the Company will pay to the CFO any outstanding amounts owed to him under this Agreement, including, to the extent applicable, Section 4.04 (subject to the CFO’s full compliance with the provisions of Sections 4.03 and 4.07 herein).  The CFO agrees that upon his termination, the CFO will not be entitled to any additional payments beyond amounts already accrued under the terms of this Agreement except as provided by law.

4.04	TERMINATION BY COMPANY OTHER THAN CAUSE OR RESIGNATION BY CFO DUE TO A DIMINUTION OF RESPONSIBILITIES

In the event of the CFO’s involuntary termination from service for reasons other than Cause (as defined below), or due to the event of a Diminution of Responsibilities (as defined below) (“Involuntary Termination”): (a)  the CFO shall receive all salary and accrued vacation (less applicable withholding) earned through the CFO's date of Involuntary Termination, and the benefits, if any, under Company benefit plans to which the CFO may be entitled pursuant to the terms of such plans, (b) provided that the CFO complies with Sections 4.03 and 4.07, all outstanding stock options granted and restricted stock issued by the Company to the CFO prior to the date of Involuntary Termination shall become fully vested and exercisable immediately prior to the effective date of the Involuntary Termination, and (c) provided that the CFO complies with Section 4.07 below prior to the fiftieth (50th) day following such Involuntary Termination, the CFO shall receive a lump sum cash payment in an amount equal to six (6) months of the CFO’s then effective base salary (less applicable withholding), paid on the first payroll date which is fifty (50) days after the date of such Involuntary Termination.

4.05	TERMINATION BY COMPANY FOR CAUSE OR RESIGNATION BY CFO WITHOUT DIMINUTION OF RESPONSIBILITIES.

In the event of the CFO’s termination by the Company for Cause or resignation by the CFO without Diminution of Responsibilities, the CFO shall only be entitled to receive all salary and accrued vacation (less applicable holding) earned through the CFO’s date of termination or resignation, as applicable, and the benefits, if any, under Company benefit plans to which the CFO may be entitled pursuant to the terms of such plans.

4.06	CAUSE; DIMINUTION OF RESPONSIBILITIES.

For purposes of this Agreement:

“Cause” means the CFO’s (a) failure to perform any reasonable and lawful duty of the CFO’s position or failure to follow the lawful written directions of the President or Board; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with the CFO’s responsibilities as an employee and affecting the business or affairs of the Company; (f) material breach of any confidentiality, proprietary information or other agreement between the CFO and the Company or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of the President or the Board.

“Diminution of Responsibilities” means the occurrence of any of the following conditions, without the CFO’s written consent which condition(s) remain(s) in effect twenty (20) days after receipt by Company from the CFO of a written notice to: (i) a significant diminution in the nature or scope of the CFO’s authority, title, function or duties from the CFO’s authority, title, function or duties; (ii) a ten percent (10%) reduction in the CFO’s base salary or a twenty-five percent (25%) reduction in the CFO’s target bonus opportunity, if any (in either case, unless such reduction is part of a Company officer-wide program to reduce expenses); (iii) any material breach of the terms of this Agreement by the Company; or (iv) failure of any successor or assignee to the Company to assume this Agreement. Notwithstanding the foregoing, the CFO’s continued employment for ninety (90) days following the occurrence of any condition constituting “Diminution of Responsibilities” without the CFO providing written notice to the Company shall constitute consent to, or a waiver of right with respect to, such condition.

4.07        RELEASE OF CLAIMS.  The Company shall condition the payments and benefits set forth in Section 4.04 of this Agreement upon the delivery by the CFO of a signed customary full release of all known and unknown claims (“Release”) in a form satisfactory to the Company.  With respect to the payments provided pursuant to Section 4.04, such Release must become effective in accordance with its terms prior to the fiftieth (50th) day following the date of Involuntary Termination.

ARTICLE 5
CONFIDENTIALITY

5.01        OWNERSHIP OF WORK PRODUCT

Subject to Section 5.02, all financial data, financial records (be they in electronic or hard form), reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the discretion of the CFO alone or in conjunction with other employees of the Company, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the CFO performing the services (collectively, the “Work Product”) shall belong exclusively to the Company which shall be entitled to all right, interest, profits or benefits in respect thereof and shall further be entitled to exclusive possession thereof.

5.02        CONFIDENTIALITY

In the course of the CFO’s employment with the Company, the CFO has acquired and will acquire access to confidential and proprietary information about the Company including, but not limited to, trade secrets, methods, access to files, financial information, records, software programs, plans, budgets, practices, concepts, strategies, methods of operation, financial and business projections of the Company, and other information not generally available to third parties, which, if known to them, may put the Company at a competitive disadvantage.  The foregoing shall collectively be referred to as “Confidential Information.”  The CFO acknowledges that Confidential Information is not readily available to the public, and accordingly, the CFO agrees that the CFO will not at any time, whether during his employment or thereafter, disclose to anyone Confidential Information, or utilize such Confidential Information for the CFO’s own benefit, or for the benefit of third parties.  The CFO agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential.”  The CFO agrees that the remedy at law for any breach or threatened breach of this Section 5.02 will be inadequate and that the Company, in addition to any remedy at law, shall be entitled to seek appropriate injunctive relief (without posting of any bond or security) in case of any such breach or threatened breach.

5.03	RESTRICTIVE COVENANTS

The CFO shall, during the term of this Agreement, devote all reasonable time, attention, and abilities to the business of the Company and, where directed by the President or the Board, to the business of companies associated with the Company as is reasonably necessary for the proper exercise of his duties.

ARTICLE 6
MISCELLANEOUS

6.01	WAIVER; CONSENTS

No consent, approval or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.02	GOVERNING LAW

This Agreement shall be governed by the laws of the State of California, and subject to Section 6.08.  The parties agree to be exclusively bound by the terms set forth in Section 6.08, and shall not bring any claim against the other in any other place or forum.

6.03	NO ASSIGNMENT PERMITTED

All of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the respective successors of the parties provided that in no circumstances is this Agreement assignable by either party save and except that, where approved in writing by both parties, the CFO may be assigned to complete tasks and provide services to a subsidiary of the Company or an associated company thereof.

6.04	MODIFICATION OF AGREEMENT

Save and except any non-disclosure agreement which may be executed between the CFO and the Company, the Agreement constitutes the entire agreement between the CFO and the Company and to be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.05	NOTICES

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt of forty-eight (48) hours after being placed in the mail in the United States of America, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the CFO as first noted above, or to such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt; and provided that in the event of an interruption in the ordinary postal service, all notices, requests and communications shall be delivered and not mailed.

6.06	FURTHER ASSURANCES

The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

6.07	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  A faxed signature shall be accepted as an original.

6.08	ARBITRATION

The parties agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the CFO’s employment by the Company, or the ending of such employment, including, without limitation, any claim arising under this Agreement, shall be settled by final and binding arbitration.  Arbitration shall be conducted according to the Employment Arbitration Rules & Procedures of JAMS in effect at the time a claim is filed.  The arbitration shall be filed with JAMS and shall be heard on a confidential and expedited basis in Santa Clara County, California.  California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration.  In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief.  The arbitrator shall render an award and written opinion in the form typically rendered in employment arbitrations no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later.  The opinion shall include the factual and legal basis for the award.  A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Either the CFO or the Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration, or to enforce an arbitration award.   The Company shall bear the cost of the arbitrator’s fees and other costs unique to arbitration if it is required to do so by applicable law.

This Section 6.08 does not apply to or cover the following claims:  (i) claims by the CFO for workers' compensation benefits; (ii) claims by for unemployment compensation benefits; (iii) claims brought in a court of competent jurisdiction by either the CFO or the Company to compel arbitration under this Section 6.08, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration by either party; and (iv) claims based upon a pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall apply.

The CFO acknowledges that he has carefully read and understands this Section 6.08 and agrees to be bound by and comply with all of its terms.  The CFO acknowledges that he has voluntarily agreed to arbitrate claims and understands and acknowledges that by signing this arbitration agreement, the Company and the CFO are giving up the right to a jury trial and to a trial in a court of law.

6.09	INDEPENDENT LEGAL ADVICE

The CFO hereby acknowledges that he has acted for himself in the preparation and negotiation of this Agreement and acknowledges that he has been advised to seek independent legal counsel and review of this Agreement, and in particular tax counsel, prior to its execution.

IN WITNESS WHEREOF the parties have executed the Agreement effective January 7, 2010.

SOLAR ENERTECH CORP.	STEVE MAO YE
by its authorized signatory:

/s/ Leo Shi Young	/s/ Steve Mao Ye
Name: Leo S. Young	STEVE MAO YE
Title: Chief Executive Officer